                                 EXHIBIT 99.1

                                                              [LOGO OF TELEDYNE]

NEWS RELEASE

FOR IMMEDIATE RELEASE                                   Contact: Rosanne O'Brien
                                                                  Teledyne, Inc.
                                                                    310/551-4265

                   DR. DONALD B. RICE TO RESIGN AS TELEDYNE
                  OFFICER AND DIRECTOR FOLLOWING COMBINATION
                   WITH ALLEGHENY LUDLUM; WILL PURSUE OTHER
                     OPPORTUNITIES AND SERVE AS CONSULTANT


     LOS ANGELES, California, July 17, 1996. Teledyne, Inc. (NYSE:TDY) announced today that its President and Chief Operating Officer, Dr. Donald B. Rice, has announced his resignation as a director and officer effective with the closing of the pending strategic combination with Allegheny Ludlum Corporation. Dr. Rice has also resigned his positions as a director and officer of Allegheny Teledyne Incorporated, the new company that will become the parent of Teledyne and Allegheny Ludlum in the combination.

     Dr. Rice has decided to pursue other opportunities after the combination is consummated. However, he will provide consulting services to Allegheny Teledyne, and serve as a non-managerial director of the subsidiary through which Teledyne conducts European operations.

     Dr. Rice stated, "It has been extremely satisfying to have teamed with Bill Rutledge in leading the restructuring and delayering of Teledyne, the re-engineering and focusing of its businesses, and the resolution of several major legal matters. The result is a profitably growing company of which Teledyne shareholders and employees can be justly proud."

     He added, "I fully support the strategic combination with Allegheny Ludlum and expect to remain a substantial shareholder in Allegheny Teledyne. While I will continue to assist the Company as a consultant, it is time for me to move on to other opportunities that provide a role in the strategic direction or repositioning of the enterprise."

     Mr. William P. Rutledge, Chairman of Teledyne, and Chief Executive Officer of Teledyne and Allegheny Teledyne, stated, "For the past three-and-one-half years, Don Rice and I have worked as a team leading the creation and implementation of Teledyne's business plans for ProfitableGrowth. On behalf of the board and our shareholders, I thank him for his unique contributions. I am confident he will be equally successful in his future undertakings. Meanwhile, we are fortunate to have the benefit of his services in a consultant role as we transition into our new company, Allegheny Teledyne."

     Teledyne, Inc. is a technology-based manufacturing corporation serving worldwide customers with commercial and government-related aviation and electronics products; specialty metals for consumer, industrial and aerospace applications; and industrial and consumer products.

                                     # # #


Teledyne Corporate Relations Department 2049 Century Park East Los Angeles, CA 90067-3101 Telephone: 310-551-4268